UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO

SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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ARCA U.S. TREASURY FUND
Registration Nos. 811-07455 and 033-65137

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Arca U.S. Treasury Fund

4151 Redwood Ave., Suite 206

Los Angeles, CA | 800-445-3148

January 22, 2021

Dear Fund Shareholder:

The enclosed information statement provides information about a new fundamental policy adopted by the Board of Trustees (the “Board” or the “Trustees”) of Arca U.S. Treasury Fund (the “Fund”) regarding the Fund’s periodic repurchase offer interval.

At a meeting held on November 16, 2020, the Board approved a proposal to adopt the Fund’s new fundamental policy to make offers to repurchase a portion of its common shares each month. The new policy will replace the Fund’s existing policy of making such a repurchase offer on a quarterly basis. Shareholders of the Fund holding a majority of the Fund’s outstanding securities approved this proposal by written consent on January 21, 2021.

 The Fund is providing you with the enclosed information statement to inform you about the adoption of the new fundamental policy. If you should have any questions regarding this fundamental policy, please feel free to call the Fund at 1-800-445-3148. Thank you for your continued investment in Arca U.S. Treasury Fund.

Sincerely,

Philip Liu Chief Executive Officer and Chairman of the Board, Arca U.S. Treasury Fund

This letter has been prepared solely for the information of existing shareholders.
This letter is not authorized for distribution to prospective investors.

IMPORTANT NOTICE REGARDING

THE AVAILABILITY OF INFORMATION STATEMENT

Relating to

Arca U.S. Treasury Fund

c/o Arca Funds

4151 Redwood Ave., Suite 206

Los Angeles, CA 90066

800-445-3148

As a shareholder of Arca U.S. Treasury Fund (the “Fund”):

You are receiving this Notice regarding the Internet availability of an information statement relating to the adoption of the Fund’s new fundamental policy regarding its periodic repurchase offers (the “Information Statement”). This Notice presents only an overview of a more complete Information Statement that is available to you on the Internet or, upon request, by mail. The Information Statement details important information regarding the adoption of the Fund’s new fundamental policy. We encourage you to access and review all of the important information contained in this Information Statement. The Information Statement is for informational purposes only, and you do not need to take any action.

On November 16, 2020, the Board of Trustees of the Fund (the “Board” or the “Trustees”) approved a proposal to adopt the Fund’s new fundamental policy to make offers to repurchase a portion of its common shares each month. The new policy will replace the Fund’s existing policy of making such a repurchase offer on a quarterly basis. Shareholders of the Fund holding a majority of the Fund’s outstanding securities approved this proposal by written consent on January 21, 2021.

The new fundamental policy is effective as of January 21, 2021, and will be implemented in accordance with the conditions contained in an exemptive order (the “Order”) granted by the U.S. Securities and Exchange Commission on October 20, 2020 (SEC Release No. IC-34055).

The Fund is not soliciting proxies to approve this change and you are requested not to send us a proxy. In accordance with the conditions contained in the Order, however, you are receiving this Information Statement containing much of the same information that would have been included in a proxy statement soliciting approval of a new fundamental policy. In lieu of physical or electronic mail delivery of the Information Statement (other than on request as described below), the Fund will make the Information Statement available to you online.

The Information Statement will be available to review on the Internet at https://arcoin.arcalabs.com/documents/informationstatement until at least February 22, 2021.

If you want a paper or email copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. To request a paper or email copy of the Information Statement, please contact the Fund by calling 1-800-445-3148, or by writing to c/o Arca Funds, 4151 Redwood Ave., Suite 206, Los Angeles, CA 90066. If you want to receive a paper or email copy of the Information Statement, you must request one no later than February 22, 2021 .

A copy of the Fund’s most recent annual and/or semiannual report will be available free of charge via the Internet at arcalabs.com, by calling 1-800-445-3148 or by writing to c/o Arca Funds, 4151 Redwood Ave., Suite 206, Los Angeles, CA 90066.

INFORMATION STATEMENT

Arca U.S. Treasury Fund

4151 Redwood Ave., Suite 206

Los Angeles, CA 90066

800-445-3148

January 22, 2021

Notice Regarding New Fundamental Policy

Arca U.S. Treasury Fund (the “Fund”) is a continuously offered, diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund operates as an interval fund. The Fund was organized as a Delaware statutory trust on November 2, 2018, pursuant to a Declaration of Trust, which is governed by the laws of the State of Delaware. The Fund’s principal office is located at 4151 Redwood Ave., Suite 206, Los Angeles, CA 90066, and its telephone number is 800-445-3148.

The primary purpose of this Information Statement is to provide you with important information about the Fund’s fundamental policy regarding its periodic repurchase offer interval.

On November 16, 2020, the Board of Trustees of the Fund (the “Board” or the “Trustees”) approved a proposal to adopt a new fundamental policy regarding the Fund’s periodic repurchase of a portion of its outstanding common shares. Shareholders of the Fund holding a majority of the Fund’s outstanding securities approved this proposal by written consent on January 21, 2021.

This Information Statement will be provided on or about January 22, 2021 to the Fund’s shareholders of record as of the close of business on January 21, 2021 (the “Record Date”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended.

WE ARE NOT SOLICITING YOUR VOTE. NO PROXY VOTING CARD HAS BEEN ENCLOSED. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A copy of the Fund’s most recent annual and/or semi-annual report will be available free of charge via the Internet at arcalabs.com, by calling 1-800-445-3148 or by writing to c/o Arca Funds, 4151 Redwood Ave., Suite 206, Los Angeles, CA 90066. A copy of this Information Statement is also available via the Internet at https://arcoin.arcalabs.com/documents/informationstatement until at least February 22, 2021.

THE FUNDAMENTAL POLICY

The Order and Approval

The Fund is a Delaware statutory trust and a diversified, closed-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund is structured as an interval fund pursuant to Rule 23c-3 of the 1940 Act and provides liquidity to shareholders by conducting periodic repurchase offers. On October 20, 2020, the Fund and its adviser, Arca Capital Management, LLC (“Arca Capital” or the “Adviser”) received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (the “SEC”) under Section 6(c) and Section 23(c)(3) of the 1940 Act granting exemptions from certain provisions of Rule 23c-3 under the 1940 Act (SEC Release No. IC-34055). The Order permits the Fund to make to make repurchase offers on a monthly basis and to provide notification to its common shareholders of an upcoming repurchase offer no less than seven and no more than fourteen calendar days in advance of the Repurchase Request Deadline (as defined below). The Order requires that proposed repurchases will be made in a manner or on a basis which does not unfairly discriminate against any holders of the class or classes of securities to be purchased.

The Fund’s existing fundamental policy with respect to repurchase offers, including the periodic repurchase offer interval, is changeable only by a majority vote of the holders of the Fund’s outstanding voting securities.

In response to the Order, the Board, including a majority of the members of the Board who are not “interested persons” of the Fund or its adviser, as such term is defined under Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), approved a proposal to adopt a new fundamental policy regarding the Fund’s periodic repurchase offer interval at a meeting held on November 16, 2020. Shareholders of the Fund holding a majority of the Fund’s outstanding securities approved this proposal by written consent on January 21, 2021.

Following the Board and Shareholder approval, the Fund’s fundamental policy regarding its periodic repurchase offer interval is to make repurchase offers on a monthly basis, as described below. Any further changes to the Fund’s fundamental policy with respect to repurchase offers, including the periodic repurchase offer interval, will be changeable only by majority vote of the holders of the Fund’s outstanding voting securities.

Repurchase Offers

As a fundamental policy, which may not be changed without shareholder approval, the Fund will offer shareholders the opportunity to request the repurchase of their shares at net asset value (“NAV”) on a monthly basis. The Fund will offer to repurchase not less than 5% of its shares outstanding at each repurchase offer. In addition, the repurchase offer amount for the then current monthly period, plus the repurchase offer amounts for the two monthly periods immediately preceding the then current monthly period, will not exceed 25% of the Fund’s outstanding shares. There is no assurance that you will be able to sell as many of your shares as or when you desire to sell them, even if you tender all the shares that you own.

Generally on or about the first business day of each month, and in any case at least 7 and no more than 14 calendar days prior to the Repurchase Request Deadline, the Fund will send a notice to each shareholder setting forth (i) the number of shares the Fund will repurchase as a percentage of the Fund’s net assets; (ii) the Repurchase Request Deadline and other terms of the offer to repurchase; and (iii) the procedures for shareholders to follow to request a repurchase.

The time and date by which repurchase requests must be received in “Proper Form,” as such term is defined by the Repurchase Offer, will generally be 4:00 p.m. Eastern time on the 10th business day of the month (the “Repurchase Request Deadline”). The term “business day” means any day other than a Saturday, a Sunday or other day on which the NYSE is closed.

Shareholders must submit repurchase requests in Proper Form by the Repurchase Request Deadline. The Repurchase Request Deadline will be strictly observed. Shareholders failing to submit repurchase requests in Proper Form by the Repurchase Request Deadline will be unable to liquidate shares until a subsequent repurchase offer.

The repurchase price will be the Fund’s NAV determined on the repurchase pricing date, which will generally be the same day as the Repurchase Request Deadline. In any event, the maximum time between a Repurchase Request Deadline and the repurchase pricing date will be 14 calendar days (or the next business day if the fourteenth day is not a business day), and in no event would the Fund determine the NAV at which to repurchase the shares prior to the Repurchase Request Deadline. The value of the shares repurchased may be more or less than their original cost depending on changes in the Fund’s NAV per share. The notice of the repurchase offer will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs, and a toll-free number for information regarding the repurchase offer.

The Fund normally makes payment for all shares repurchased as soon as practicable, generally within two business days but no later than seven days after the repurchase pricing date (“Repurchase Payment Deadline”) and, in every case, at least five business days before sending notification of the next monthly repurchase offer. Payment pursuant to the repurchase offer will be made by check to the shareholder’s address of record, or credited directly to a predetermined bank account on the Repurchase Payment Date. Since a repurchase is initiated by a shareholder, the shareholder will pay any transaction fees imposed by the Ethereum blockchain to transfer the Fund shares associated with the tender of such shares for repurchase. Generally, the shareholder must have a sufficient amount of ether in his or her wallet to initiate the tender of shares or the Transfer Agent will add the U.S. dollar equivalent of the value of the necessary gas to the transaction amount or withhold the U.S. dollar equivalent of the value of the necessary gas from the tender proceeds.

The Fund may suspend the right of repurchase or postpone payment of repurchase proceeds only: (a) if making or effecting the repurchase offer would cause the Fund to lose its status as a RIC under the Code; (b) during any period during which the NYSE or any market on which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (d) for such other periods as the Commission may by order permit for the protection of shareholders of the Fund. During the period the offer to repurchase is open, shareholders may obtain the current NAV by calling toll-free 800-445-3148.

If more shares are tendered for repurchase than the Fund has offered to repurchase, the Board may, but is not obligated to, increase the number of shares to be repurchased by up to 2% of the Fund’s shares outstanding on the Repurchase Request Deadline, subject to the 25% limitation on the repurchase of the Fund’s outstanding shares during any three-month period. If there are still more shares tendered than are offered for repurchase, shares will be repurchased on a pro-rata basis. This policy, however, does not prohibit the Fund from:

1.       Accepting all repurchase requests by persons who own, beneficially or of record, an aggregate of not more than 100 shares and who tender all of their stock for repurchase, before prorating shares tendered by others; or

2.       Accepting by lot shares tendered by shareholders who request repurchase of all shares held by them and who, when tendering their shares, elect to have either (i) all or none or (ii) at least a minimum amount or none accepted, if the Fund first accepts all shares tendered by shareholders who do not make this election.

Because of the foregoing, shareholders may be unable to liquidate all, or a given percentage, of their shares and some shareholders may tender more shares than they wish to have repurchased in order to ensure repurchase of at least a specific number of shares. Shareholders may withdraw shares tendered for repurchase at any time prior to the Repurchase Request Deadline.

Repurchase offers and the need to fund repurchase obligations may affect the ability of the Fund’s portfolio to be fully invested, which may reduce returns. Moreover, diminution in the size of the Fund’s portfolio through repurchases without offsetting new sales, may result in untimely sales of portfolio securities and a higher expense ratio, and may limit the ability of the Fund to participate in new investment opportunities. Repurchases resulting in portfolio turnover will result in additional expenses being borne by the Fund. The Fund may sell portfolio securities to meet repurchase obligations, which may reduce the Fund’s value if portfolio securities are liquidated at less than their current fair market value.

The repurchase of shares by the Fund will generally be a taxable event to the Fund’s shareholders, and may be a taxable event to those shareholders who do not participate in the repurchase. Investors should rely on their own tax adviser for advice about the particular federal, state and local tax consequences of investing in the Fund and participating in the Fund’s repurchase offer program.

OPERATION OF THE FUND

The Fund is a Delaware statutory trust registered under the 1940 Act as a diversified, closed-end management investment company that operates as an interval fund. The Fund is governed by the Board.

The Fund is advised by Arca Capital Management, LLC (“Arca Capital”), located at 4151 Redwood Ave., Suite 206, Los Angeles, CA 90066. Arca Capital also serves as the Fund’s blockchain administrator.

The Fund’s principal underwriter and distributor, Ceros Financial Services, Inc., is located at 1445 Research Blvd, Rockville, MD 2085.

SHARE OWNERSHIP INFORMATION

The Fund had 123,227 shares issued and outstanding as of the Record Date.

The table below shows those shareholders who beneficially owned 5% or more of the outstanding shares of the Fund as of the Record Date.

Name and Address	Percent
Arca Capital Management, LLC 4151 Redwood Ave., Unit 206 Los Angeles, CA 90066	80.87%

As of the Record Date, the officers and Trustees of the Fund, as a group, owned less than 1% of the outstanding shares of the Fund.

HOUSEHOLDING OF MATERIALS

The Fund may send only one copy of this Information Statement and the Fund’s semi-annual and annual reports to those households in which multiple shareholders share the same address, unless the Fund received instructions from a shareholder in such a household requesting separate copies of these materials. If you are a shareholder who shares the same address as other shareholders of the Fund and would like to receive a separate copy of this Information Statement, the semi-annual report, annual reports or future proxy statements, please contact the Fund by calling 1-800-445-3148, or writing, c/o Arca Funds, 4151 Redwood Ave., Suite 206 Los Angeles, CA 90066. If you share the same address as multiple shareholders and would like the Fund to send only one copy of future proxy statements, information statements, semi-annual reports and annual reports, please contact the Fund at the above phone number or post office address.

FUTURE SHAREHOLDER MEETINGS

As a Delaware statutory trust, the Fund does not hold shareholder meetings unless required by the 1940 Act. As of the date of mailing of this Information Statement, the Fund cannot anticipate when the next meeting of shareholders will be held. Shareholders who wish to present a proposal for action at the next meeting should submit the proposal to:

Philip Liu
Arca U.S. Treasury Fund
4151 Redwood Ave., Suite 206

Los Angeles, CA

Proposals must be received in a reasonable time prior to the date of the applicable shareholder meeting to be considered for inclusion in the proxy materials for the meeting. Timely submission of a proposal does not, however, necessarily mean that the proposal will be submitted for consideration by shareholders.

By Order of the Board of Trustees of Arca U.S. Treasury Fund

Philip Liu
Chief Executive Officer and Chairman of the Board
Arca U.S. Treasury Fund